Franklin Bank Corp. Grows Commercial Loans by 80%
and Community Bank Deposits by 87% over March 31, 2005
Franklin Bank Corp. Continues to Transform
Into A Commercially Oriented Community Bank
HOUSTON, April 25, 2006 /PRNewswire-FirstCall/ — Franklin Bank Corp. (Nasdaq: FBTX) (Franklin or Company), the parent company of Franklin Bank, S.S.B., today announced earnings for the first quarter ending March 31, 2006.
Franklin continued its expected transformation into a commercially-oriented community bank in the first quarter. Assets grew 23% to $4.8 billion, commercial loans grew 80%, and community banking deposits grew 87% as compared to March 31, 2005.
Franklin continues to acquire high quality single family mortgage loans, but has avoided certain non-traditional mortgage loans which have recently been the dominant product in the market. This resulted in lower average single family mortgage loan balances. In addition, the inverted yield curve has created a challenging environment and has decreased the spreads within Franklin’s mortgage banking business. These factors negatively impacted our earnings per share for the first quarter by approximately $.04.
Anthony J. Nocella, President and CEO, stated, “Our business drivers continue to be strong. On an annual basis, community banking deposits and commercial loans have grown by 28% and 56%, respectively, since December 31, 2005. This has been accomplished solely through internal growth.”
The economic conditions are not expected to have a material adverse effect on the full-year 2006 performance of Franklin’s community banking and commercial lending groups. Franklin anticipates earnings growth to strengthen as commercial and single family loans continue to grow. Based on current trends, average commercial balances are expected to grow by approximately $150 million in the current quarter from first quarter 2006, while average single family mortgage loans outstanding are expected to be approximately $250 million more than the first quarter.
Financial Highlights:
Comparison of the quarters ended March 31, 2006 and December 31, 2005:
•	Net income increased 40% to $6.6 million or $.28 per diluted share.
•	Assets increased by 7%, or 28% annualized, to $4.8 billion as a result of organic growth within our commercial loan portfolio which increased 14% to $1.2 billion.
•	Community banking deposits have increased 7%, or 28% annualized, to $1.3 billion primarily as a result of the completion of product integration allowing us to market a uniform set of products through all of our banking offices. In addition, our five newest banking offices in the Gulf Coast Region are performing above our expectations.

Comparison of the first quarter March 31, 2006 and March 31, 2005:
•	Net income decreased by $316,000 as a result of the compression of the interest margin and the flattening of the yield curve’s effect on single family mortgages held for sale.
•	Assets grew 23% to $4.8 billion as a result of the growth within our commercial loan portfolio, our primary business driver, which grew 80% to a record $1.2 billion at March 31, 2006.
•	Community banking deposits grew 87%.
Business Highlights:
•	We opened two regional commercial lending offices in Colorado and Washington D.C. which will allow us to continue to expand our commercial business. These offices are managed by loan officers who have worked with members of Franklin’s management team in the past. They are working in the same markets and with the same customers with whom they have had long relationships.
•	In the near future, we expect to open a regional commercial lending office in California.
Earnings
For the quarter ended March 31, 2006, net interest income increased 6% as compared to the quarter ended December 31, 2005, and increased 9% when compared to the quarter ended March 31, 2005. This was primarily the result of the higher average loan balances and a slightly higher net interest margin from the growth in commercial loans.
For the quarter ended March 31, 2006, we saw our net yield on interest earning assets increase to 2.08% from 2.02% for the quarter ended December 31, 2005. The increase was primarily attributed to the growth in our commercial loans, partly offset by the effect of the flat yield curve on single family mortgages held for sale.
Non-interest income decreased to $4.6 million from $4.9 million for the quarters ended March 31, 2006 and December 31, 2005, respectively. The decrease was primarily due to a decrease in gain on sale of securities because we did not complete any securitizations during the quarter. We expect gain on sale of loans to increase during the second quarter.
Non-interest income increased to $4.6 million from $3.5 million for the quarters ended March 31, 2006 and March 31, 2005, respectively. The increase was primarily due to the increase in deposit fees and gain on sale of loans. Deposit fees increased as a result of the increase in community banking deposits and offices.
Non-interest expense increased $2.2 million to $16.4 million for the quarter ended March 31, 2006 as compared to the quarter ended December 31, 2005. The increase was primarily due to increases in salaries and benefits. Salaries and benefits expense increased $2.2 million as a result of incentive compensation being reduced in the fourth quarter 2005 by approximately $1.0 million. In addition, salaries and benefits expense was impacted by the closing of six retail mortgage offices, which resulted in a charge-off of approximately $300,000. We also incurred the full-quarter effect of the five acquired banking offices we acquired in December 2005, which was $150,000; and an increase in payroll taxes and benefits in the amount of $450,000 resulting from the beginning of year impact. Also, during the first quarter, we implemented SFAS 123R which resulted in a $200,000 increase to salaries and benefits.
Non-interest expense increased from $12.9 million to $16.4 million for the quarters ended March 31, 2005 and 2006, respectively. The increase was attributable to the increase in community banking offices from 23 to 35 and the increase in headcount from 576 to 718.
Our efficiency ratio increased to 58.67% for the quarter ended March 31, 2006 as compared to 53.45% for the quarter ended December 31, 2005 and 52.44% for the quarter ended March 31, 2005.
Nocella stated, “During the quarter, we have implemented cost containment strategies. We have also completed the system and organizational integration of all our banking offices which will allow us to realize more efficiencies. We will continue to monitor our expenses and aim for an efficiency ratio of 50% by December 31, 2006.”
Financial Condition
At March 31, 2006 our assets were $4.8 billion, or a 7% increase from December 31, 2005 and a 23% increase since March 31, 2005. The increase is primarily a result of growth within our commercial loan portfolio and an increase in our mortgage-backed securities portfolio.
Our loan portfolio totaled approximately $4.0 billion as of March 31, 2006, $3.8 billion as of December 31, 2005, and $3.5 billion as of March 31, 2005. Our commercial loan portfolio increased 14% to $1.2 billion at March 31, 2006 compared to $1.1 billion at December 31, 2005 and $676 million at March 31, 2005. The net yield on this portfolio is approximately 2.5 times the net yield on our single family portfolio. As of March 31, 2006, 32% of our loan portfolio was in commercial and consumer loans compared to 30% at December 31, 2005, and 21% as of March 31, 2005. Our long term goal is to have 50% of our loans in commercial and consumer loans.
Our single family loans held for investment portfolio at March 31, 2006 increased slightly when compared to December 31, 2005. However, the average balances for single family held for investment decreased 7% from December 31, 2005, for reasons discussed earlier.
Our nonperforming assets as a percentage of total assets were .58% or $27.5 million at March 31, 2006, a decrease of $3.5 million when compared to December 31, 2005. Our asset quality continues to be strong. The nonperforming assets are primarily comprised of two assets which have been previously discussed: a development loan which was foreclosed during this quarter and is now included as real estate owned and a mortgage banker finance loan. The mortgage banker finance loan in the amount of $5.8 million currently has a reserve of $4.4 million and we do not anticipate any additional loss. We are in the process of completing insurance claims and claims against the guarantors on the mortgage banker finance loan.
Community banking deposits increased 7% to $1.3 billion from December 31, 2005 to March 31, 2006. As of March 31, 2006, our community banking deposits were 31% of total funding.
Looking Forward
We maintain our previous guidance for 2006 earnings. We continue to expect earnings to range from $1.45 to $1.50 per diluted share based on an estimated 24 million shares outstanding.
We expect to achieve our earnings growth through our primary business driver of commercial and consumer loans which we expect to grow 60% during 2006. At March 31, 2006, our commercial and consumer loans had a net yield of almost 2.5 times our single family mortgages.
We continue to expect community banking deposits to grow by 15% to 20% over balances at December 31, 2005, including growth resulting from an acquisition.
We continue to expect our annual net yield to increase slightly from December 31, 2005 to December 31, 2006.
We continue to expect our non-interest income to increase by 10% during 2006. And we anticipate our gains on sales and deposit fees to increase during the second quarter.
We will continue to strive to meet our goal to have our efficiency ratio below 50%. We expect to have our efficiency ratio down to 50% by the end of 2006, excluding the effect of any new acquisitions. The efficiency ratio will fluctuate, as we continue to expand our community banking and commercial businesses and as we continue to consolidate and integrate our processes.
We continue to pursue a number of additional acquisitions inside our community banking markets.
We will also continue to expand through the opening of new banking offices. We plan to expand our Central Texas network through the opening of three additional de novo community banking offices in the Austin area during 2006.
Company Overview
Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002 and is now a $4.8 billion bank holding company. Franklin Bank Corp. began trading on the

NASDAQ in December 2003 under the ticker symbol FBTX. Franklin Bank Corp. is currently included within the Russell 3000 Index, Russell 2000 Index, Russell Microcap Index, the American Community Bankers’ Index, and the Standard and Poor’s SmallCap 600 Index.
Franklin’s community banking philosophy focuses on a high growth commercial lending approach outside the major metropolitan cities in Texas. In addition to our corporate headquarters in Houston, there are currently 34 community banking offices in Texas, 7 regional commercial lending offices, and 54 mortgage loan production offices in 26 states.
Through its subsidiary, Franklin Bank S.S.B., Franklin offers a wide variety of commercial products that allow us to serve customers in our communities as well as on a national basis. Franklin Bank focuses on providing high-quality personalized service through its trusted financial advisors and strives to meet all of the financial needs of its customers. In addition to various deposit and loan products, Franklin Bank offers retail brokerage services. For more information, please visit our website at http://www.bankfranklin.com . Franklin Bank is FDIC insured and an equal housing lender.
Forward-Looking Information
This announcement includes forward-looking statements. These forward-looking statements include comments with respect to our goals, objectives, expectations, and strategies and the results of our operations and our business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We do not undertake, and hereby disclaim, any duty to update these forward-looking statements even though our situation and circumstances may change in the future. We caution readers not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.
Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which we operate, and changes in economic, political, regulatory and technological conditions. Other specific risks include the following: potential inability to successfully implement our growth business strategy; the integration of businesses we may acquire; our limited operating history; the potential unavailability of external financing; our reliance on brokered deposits; the geographic concentration of our business, commercial real estate and consumer loan portfolios, including our significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of our single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom we do business; credit risk associated with our smaller borrowers in our mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which we are subject; the possibility that our allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of our information systems; the potential inability to obtain the third-party information services on which we rely; and environmental risks associated with foreclosure on real estate properties. We caution that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.
Conference Call
The company will conduct a conference call to review the announcements made in this press release on Wednesday, April 26, 2006, at 10:00 a.m. CT. The conference call is available by telephone. The telephone number for the conference call is 1-800-967-7134. Participants calling from outside the United States may dial 1-719-457-2625. The passcode “1005467” is required to access the call. Please call in 10 minutes before the beginning of the call to avoid being unable to enter the call on time. A recording of the conference call will be available after 2 p.m. CT on Wednesday, April 26, 2006 through May 2, 2006. The recorded message will be available at 1-888-203-1112. Participants calling from outside the United States may dial 1-719-457-0820. The passcode “1005467” is required to access the replay of the call.
Contact: Kris Dillon, Investor Relations 713-339-8999

FRANKLIN BANK CORP.
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	March 31,	December 31,	March 31,
	2006	2005	2005
Assets
Cash and cash equivalents	$38,474	$125,727	$65,739
Available for sale securities	62,893	63,779	59,979
FHLB stock and other investments	90,551	80,802	79,728
Mortgage-backed securities	327,093	137,539	101,511
Loans
Single family	2,716,075	2,672,603	2,743,319
Commercial	1,215,177	1,061,649	675,650
Consumer	89,311	92,510	54,352
Allowance for credit losses	(13,492)	(13,367)	(7,642)

Loans, net	4,007,071	3,813,395	3,465,679
Goodwill	147,850	147,742	68,829
Other intangible assets, net	14,148	13,954	7,029
Premises and equipment, net	26,577	25,459	13,627
Real estate owned	19,685	5,856	5,733
Other assets	34,140	56,999	24,860

	$4,768,482	$4,471,252	$3,892,714

Liabilities
Deposits	$2,230,019	$2,121,508	$1,797,793
FHLB advances	2,050,869	1,842,394	1,742,449
Other short-term borrowing	5,000	5,000	—
Junior subordinated notes	107,992	107,960	40,904
Other liabilities	35,745	61,559	24,110

Total liabilities	4,429,625	4,138,421	3,605,256

Stockholders’ equity
Common stock	234	234	219
Paid-in capital	282,482	281,789	255,348
Unearned stock compensation	(464)	—	—
Retained earnings	58,459	51,863	32,479
Accumulated other comprehensive income:
- Unrealized losses on securities available for sale, net	(2,624)	(1,606)	(982)
- Cash flow hedges, net	770	551	394

Total stockholders’ equity	338,857	332,831	287,458

	$4,768,482	$4,471,252	$3,892,714

FRANKLIN BANK CORP.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	March 31, 2006	December 31, 2005	March 31, 2005
Interest income
Cash equivalents and short-term investments	$2,081	$2,231	$1,661
Mortgage-backed securities	3,523	1,542	943
Loans	55,089	52,042	38,628

Total interest income	60,693	55,815	41,232

Interest expense
Deposits	16,971	15,367	9,106
FHLB advances	19,460	17,549	11,007
Short-term borrowings	73	—	—
Junior subordinated notes	1,717	1,649	478

Total interest expense	38,221	34,565	20,591

Net interest income	22,472	21,250	20,641
Provision for credit losses	329	4,443	418
Net interest income after provision for credit losses	22,143	16,807	20,223

Non-interest income
Loan fee income	1,414	1,504	1,680
Deposit fees	1,460	1,445	926
Gain on sale of single family loans	1,328	1,210	627
Gain on sale of securities	(2)	203	—
Other	448	498	281

Total non-interest income	4,648	4,860	3,514

Non-interest expense
Salaries and benefits	8,800	6,644	6,664
Data processing	1,894	1,313	1,150
Occupancy	1,840	1,632	1,085
Professional fees	599	882	1,234
Loan expenses	479	616	662
Core deposit amortization	481	391	230
Other	2,301	2,759	1,873

Total non-interest expenses	16,394	14,237	12,898

Income before taxes	10,397	7,430	10,839
Income tax expense	3,801	2,707	3,927

Net income	$6,596	$4,723	$6,912

Basic earnings per common share	$0.28	$0.20	$0.32

Diluted earnings per common share	$0.28	$0.19	$0.31

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Quarter Ended
	March 31, 2006			December 31, 2005			March 31, 2005
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets
Short-term interest earning assets	$46,065	$493	4.28%	$68,581	$668	3.81%	$114,437	$647	2.26%
Available for sale securities	64,738	642	4.03%	65,650	643	3.89%	62,122	463	3.02%
FHLB stock and other investments	86,281	946	4.44%	88,757	920	4.11%	75,912	551	2.94%
Mortgage-backed securities	282,782	3,523	4.98%	143,026	1,542	4.31%	105,970	943	3.56%
Loans
Single family	2,640,996	33,119	5.02%	2,794,074	32,854	4.70%	2,544,642	28,440	4.47%
Builder lines	743,351	14,022	7.65%	644,879	11,235	6.91%	373,556	5,684	6.17%
Commercial real estate	182,396	3,229	7.18%	179,269	3,174	7.03%	94,054	1,584	6.83%
Mortgage banker finance	155,995	2,416	6.28%	162,687	2,551	6.22%	122,247	1,621	5.38%
Commercial business	40,858	696	6.91%	42,698	626	5.81%	19,086	301	6.39%
Consumer	90,374	1,607	7.21%	87,836	1,602	7.24%	55,046	998	7.35%

Total loans	3,853,970	55,089	5.75%	3,911,443	52,042	5.30%	3,208,631	38,628	4.83%

Total interest-earning assets	4,333,836	60,693	5.63%	4,277,457	55,815	5.20%	3,567,072	41,232	4.64%
Non-interest-earning assets	277,125			229,686			140,872

Total assets	$4,610,961			$4,507,143			$3,707,944

Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$202,462	805	1.61%	$173,262	601	1.38%	$77,640	187	0.98%
Money market and savings	239,405	1,362	2.31%	195,841	898	1.82%	194,144	778	1.63%
Certificates of deposit	694,700	5,997	3.50%	552,193	4,427	3.18%	374,419	2,169	2.35%
Non-interest bearing deposits	150,253	—	—	137,150	—	—	78,943	—	—

Total community banking	1,286,820	8,164	2.57%	1,058,446	5,926	2.22%	725,146	3,134	1.75%
Wholesale and money desk	863,560	8,807	4.14%	994,613	9,441	3.77%	975,694	5,972	2.48%

Total deposits	2,150,380	16,971	3.20%	2,053,059	15,367	2.97%	1,700,840	9,106	2.17%

FHLB advances	1,970,910	19,460	3.95%	1,966,839	17,547	3.49%	1,671,289	11,007	2.63%
Short term borrowing	5,000	73	5.83%	109	2	6.95%	—	—	—
Junior subordinated notes	107,972	1,717	6.36%	107,939	1,649	5.98%	27,596	478	6.93%

Total interest-bearing liabilities	4,234,262	38,221	3.63%	4,127,946	34,565	3.30%	3,399,725	20,591	2.44%
Non-interest-bearing liabilities and stockholder’s equity	376,699			379,197			308,219

Total liabilities and stockholder’s equity	$4,610,961			$4,507,143			$3,707,944

Net interest income/interest rate spread		$22,472	2.00%		$21,250	1.90%		$20,641	2.20%

Net yield on interest-earning assets			2.08%			2.02%			2.31%

Ratio of average interest-earning assets to average interest-bearing liabilities			102.35%			103.62%			104.94%

FRANKLIN BANK CORP.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share data)
(Unaudited)

	Quarter Ended
	March 31, 2006	December 31, 2005	March 31, 2005
Common share data
Ending shares outstanding	23,401,622	23,375,076	21,895,785
Average shares outstanding-basic	23,401,622	23,375,076	21,895,785
Average shares outstanding-diluted	23,872,592	23,803,082	22,353,938

Basic earnings per share	$0.28	$0.20	$0.32
Diluted earnings per share	0.28	0.19	0.31

Book value (period end)	$14.48	$14.24	$13.13
Tangible book value (period end)	7.56	7.32	9.66

Average balances
Assets	$4,610,961	$4,507,143	$3,707,944
Interest-earning assets	4,333,836	4,277,457	3,567,072
Interest-bearing liabilities	4,234,262	4,127,946	3,399,725

Ratios
ROA	0.58%	0.42%	0.76%
ROCE	7.98%	5.66%	9.88%
Net interest spread	2.00%	1.90%	2.20%
Net yield on interest-earning assets	2.08%	2.02%	2.31%
Efficiency Ratio	58.67%	53.45%	52.44%
Equity to assets (period end)	7.11%	7.44%	7.38%
Equity to assets (average)	7.27%	7.34%	7.65%
Capital ratios — (bank only):
Leverage ratio	6.49%	6.33%	6.69%
Tier 1 risk-based capital ratio	9.62%	9.92%	10.38%
Total risk-based capital ratio	10.07%	10.41%	10.71%

Asset quality
Nonperforming Loans (“NPLs”)	$8,650	$26,057	$4,493
REO	18,823	4,932	4,700

Nonperforming Assets (“NPAs”)	$27,473	$30,989	$9,193

NPLs as % of loans	0.22%	0.68%	0.13%
NPAs as % of assets	0.58%	0.69%	0.24%
Allowance to period end loan balance	0.34%	0.35%	0.22%
Allowance to average loan balance	0.35%	0.34%	0.24%

Branch and employee data
Full-time equivalent employees	718	710	576
Commercial banking offices	8	6	6
Retail mortgage offices	51	45	50
Wholesale mortgage origination offices	4	4	3
Community banking offices	35	36	23

Loan portfolio
Single family
Held for investment	$2,407,461	$2,405,580	$2,572,427
Held for sale	308,614	267,023	170,892
Builder lines	817,719	668,753	424,273
Mortgage banker finance	157,609	173,990	148,154
Other	329,160	311,416	157,575
Allowance for credit losses	(13,492)	(13,367)	(7,642)

Loans, net	$4,007,071	$3,813,395	$3,465,679

Deposits
Community banking	$1,341,512	$1,252,915	$716,056
Wholesale and money desk	888,507	868,593	1,081,737

Total deposits	$2,230,019	$2,121,508	$1,797,793